EXHIBIT 10.28

CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS

This CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is made and entered into by and between ArcBest Corporation, a Delaware corporation (the “Company”), and J. Lavon Morton  (“Consultant”), on January 31, 2017 (the “Effective Date”).  The Company and Consultant are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS,  Consultant was previously employed by Company in the position of Senior Vice President, Risk & Chief Audit Executive;

WHEREAS,  Consultant has elected to retire from his position as the Company’s  Senior Vice President, Risk & Chief Audit Executive, and his employment with the Company ended effective December 31, 2016  (“Separation Date”);

WHEREAS,  the Company wishes for Consultant to provide certain consulting services to the Company after the Separation Date, and Consultant wishes to provide such services as a consultant to the Company after the Separation Date under the conditions set forth herein;

WHEREAS, the Parties wish to memorialize certain of their respective rights and obligations that they have agreed to and that shall apply after the Separation Date; and

NOW, THEREFORE, in consideration of these premises and the mutual promises, covenants, and obligations contained herein, the Company and Consultant agree as follows:

1. Separation Date

(a) The Parties acknowledge and agree that the last day of Consultant’s employment with the Company was the Separation Date and that as of the Separation Date, Consultant has no employment relationship with the Company or any of its Affiliates.  As used in this Agreement, the term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

2. Consulting Services.

(a) Services. During the Consulting Term (as defined below in paragraph (b)), Consultant agrees to provide, when reasonably requested by the Chairman, President & CEO of the Company, services in the capacity of an independent contractor with respect to the businesses conducted by the Company and its subsidiaries (the “Services”).  Consultant shall accommodate reasonable requests for provision of the Services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of the Services, including travel reasonably required in the performance of such Services.    In no event will Consultant be requested to work in excess of 350 hours in any calendar year.

(b) Consulting Term. Unless earlier terminated as provided under Section 2(d) below, the “Consulting Term” shall be the period commencing on January 1, 2017 and ending on

December 31, 2017 (the “Expiration Date”). There shall be no extension of this Agreement other than by written instrument duly executed and delivered by the Parties.
(c) Payments. In exchange for the providing the Services, Consultant shall be entitled to receive the following payments and benefits:

(i) Retainer Fee.  During the Consulting Term, the Company shall pay Consultant a monthly retainer fee of $5,000.00 (the “Retainer”) (subject to proration for any partial month).  Consultant acknowledges that he will receive an IRS Form 1099-MISC from the Company, and that he shall be solely responsible for all federal, state, and local taxes, as set out in paragraph (iv) below.  All amounts due as a retainer fee for services during 2017 shall be paid on January 15, 2018.

(ii) Expenses.  During the Consulting Term, the Company shall reimburse Consultant for all reasonable and necessary business and travel expenses that are incurred by Consultant in connection with the performance of the Services, so long as such expenses are in accordance with the Company’s expense reimbursement policies or consistent with such guidelines as the Chairman, President & CEO of Company may from time to time establish.  Requests for reimbursement must be supported by appropriate documentation acceptable to the Company and shall be invoiced monthly to the Company by Consultant.  The Company shall reimburse Consultant within 30 days of receiving the supporting documentation for a request.

(iii) No Other Payments.  Other than as set forth above in this Section 2(c), the Company shall not be liable for any other payments to Consultant for the Services including, but not limited to, any costs or expenses incurred by Consultant in the course of performing the Services hereunder.

(iv) Withholding; Benefits.  Consultant acknowledges that the Company is not required to, and will not, withhold from payments to be made to Consultant under this Section 2(c) any sums for income tax, unemployment insurance, social security, or any other withholding, or make any contributions on Consultant’s behalf for unemployment insurance or social security; nor will the Company make available to Consultant any of the benefits afforded to employees of the Company.  Consultant expressly acknowledges and agrees that Consultant is solely responsible for the timely payment of all income and other taxes with respect to the Services performed by Consultant hereunder.  Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and Consultant shall indemnify and hold harmless the Company for all claims, damages, costs and liabilities arising from any failure to do so.

(d) Effect of Termination on Payments. Notwithstanding any provision of this Agreement to the contrary, the Consulting Term shall be terminated prior to the Expiration Date upon any of the following:
(i)	the termination of the Consulting Term on a date mutually agreed to in writing by the Parties;
(ii)	the death or adjudicated incompetency of Consultant;

(iii)	the termination of the Consulting Term by the Company without Cause; or
(iv)	the termination of the Consulting Term by the Company for Cause.

 “Cause” shall mean the occurrence of any of the following, as determined by the Company: (1) the willful failure, neglect or refusal by Consultant to perform the Services; (2) any willful, intentional or grossly negligent act by Consultant having the effect of materially and demonstrably injuring the interest, business or reputation of the Company or any of Affiliates; (3)  Consultant’s conviction, plea of no contest, or deferred adjudication of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea); (4) any misappropriation or embezzlement of the property of  Company or any of its Affiliates; and (5)  a breach of any one or more of the covenants of this Agreement by Consultant after receiving written notice from the Company specifying in reasonable detail such breach and, if such breach is deemed curable by the Company, after being given a reasonable time to remedy such breach.

Upon expiration or termination of the Consulting Term pursuant to Section 2(b) or Section 2(d)(i), (ii) or (iv), the Company shall pay to Consultant any unpaid Retainer earned as of the date of termination and unreimbursed expenses (to the extent incurred, documented and submitted pursuant to Section 2(c)(ii)), if any (collectively, the “Accrued Obligations”), and Consultant shall be entitled to no other compensation from the Company. Upon termination of the Consulting Term pursuant to Section 2(d)(iii), the Company shall pay to Consultant the Accrued Obligations and the remaining Retainer payments Consultant would have been paid through the Expiration Date as if the Consulting Term had not been earlier terminated.

3. Relationship of the Parties.

(a) It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, or employment relationship. At all times during the Consulting Term,  Consultant shall be an independent contractor of the Company.  In no event shall Consultant be deemed to be an employee, partner, agent, or principal of the Company.  Consultant shall not at any time during the Consulting Term be entitled to any employment rights or benefits from the Company, including disability or unemployment insurance, workers’ compensation, medical insurance, sick leave or any other employment benefit.  Consultant shall not provide any services under the Company’s business name and shall not present himself as an employee of the Company.  Neither the relationship between the Company and Consultant nor any provision of this Agreement shall be construed to authorize Consultant to take or fail to take any action or make or fail to make any decision, representation or commitment that is binding upon the Company or any Affiliate in the absence of written specific authorization by the Chairman, President & CEO of the Company.  The Company shall at all times be free to engage other persons to perform services in addition to or in lieu of services to be provided by Consultant.  Consultant shall be free to perform services for other persons as long as doing so does not interfere with Consultant’s obligations under this Agreement.

(b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Consultant performs the Services shall be solely within the discretion of Consultant.  Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform the Services and nothing in this Agreement shall be construed to grant Company any such authority.

4. Confidentiality; Non-Competition and Non-Solicitation.
(a) Definitions for the purposes of this Section 4:
(i) “Business” shall mean the business of LTL trucking, logistics, brokerage, time-sensitive moving of household goods, and third-party maintenance of vendor management.
(ii)	“Company” shall mean the Company and its Affiliates.

(iii) “Confidential Information” shall mean all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Consultant, individually or in conjunction with others, during the Consulting Term (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks).

(b) During the Consulting Term and thereafter,  Consultant shall not, directly or indirectly, disclose or otherwise utilize any Confidential Information, except for the benefit of the Company, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any Confidential Information to a court or other administrative or legislative body, Consultant shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  At any time upon request by the Company or upon the termination of this Agreement for any reason, Consultant agrees to return to the Company documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Consultant’s possession, custody or control and Consultant shall not retain any such document or other materials. Within five (5) days of any such request, Consultant shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(c) The Confidentiality, and Covenant Not to Compete Agreement (the “Non-Compete Agreement”)  entered into by Consultant and the Company on July 2, 2016 shall continue in full force and effect after the Separation Date.    To the extent any terms and conditions of this Agreement conflict with terms and conditions of the Non-Compete Agreement, the Non-Compete Agreement shall control.

(d) Without limiting the foregoing, during the Consulting Term, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person or entity other than the Company:

(i) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person or entity who or which is a customer, consultant or supplier of the Company;

(ii) engage, employ, solicit or contact with a view to the engagement or employment of any person who is an officer, director, employee or agent of the Company, provided that general solicitations not directed to such persons shall not be a violation of this provision;

(iii) otherwise interfere with the business or accounts of the Company, including making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel, services, or products; or

(iv) provide services that are the same as or similar to the Services to any customer of the Company or any other person or entity that engages in the Business  (including consulting and advisory firms) in the geographical areas where the Company engages in the Business.

(e) Consultant agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects and are material and substantial parts of this Agreement and are necessary to prevent unfair competition and to protect the Company’s legitimate business interests, including the protection of its Confidential Information and goodwill. Consultant further acknowledges and agrees that it is the intent of the Parties that the covenants in this Section 4, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or temporal restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(f) Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in this Section 4, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s exclusive remedy for breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

(g) Nothing in this Agreement will prevent Consultant from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission (“SEC”) or any other governmental agency or entity or (ii) making disclosures to the SEC or any other governmental agency or entity that are protected under the whistleblower provisions of applicable law, in each case, without notice to the Company.  Nothing in this Agreement limits Consultant’s right, if any, to receive an award for information provided to the SEC.  For the avoidance of doubt, nothing herein shall prevent Consultant from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

5. Release of Claims.

(a) For good and valuable consideration, including the Company’s provision of consideration set forth in Sections  1 and 2,  which Consultant was not entitled to but for his entry into this Agreement, Consultant hereby forever releases, discharges and acquits the Company, each of its parent companies, subsidiaries and other Affiliates and each of the foregoing entities’ respective past, present and future parent companies, subsidiaries, Affiliates, boards of directors (or comparable bodies) and all members thereof, as well as any of their respective past, present, and future insurers, shareholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities (collectively, the “Company Parties”), as well as all employee benefit plans maintained by a Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities, from liability for, and Consultant hereby waives, any and all claims, damages, costs, or causes of action of any kind, whether known or unknown, related to Consultant’s prior employment with any Company Party, the termination of such employment as of the Separation Date, and any other acts or omissions related to any matter on or prior to the time that Consultant executes this Agreement, including without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended  by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Americans with Disabilities Act of 1990, as amended, the Arkansas Civil Rights Act of 1993; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Workers Adjustment and Retraining Notification Act, as amended; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (J) any public policy, contract, tort, or common law claim or claim for fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all claims Consultant may have under any employment agreement or any other contract with any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES

MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding the above, the Released Claims do not include any claim that first arises after the date that Consultant signs this Agreement or any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA.

(c) Notwithstanding this release of liability, nothing in this Agreement prevents Consultant from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Consultant understands and agrees that Consultant is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency  proceeding or subsequent legal actions.

6. Return of Company Property.  Consultant agrees that following the termination of the Consulting Term for any reason, he shall return all property of the Company and of its Affiliates and any divisions thereof which is in his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Consultant.

7. Survival.  Upon termination of the Consulting Term for any reason, this Agreement shall terminate and Company shall have no further obligation to Consultant; provided that the provisions set forth in Sections 4 through 15, and the provisions required to interpret them, shall remain in full force and effect after the termination of this Agreement for any reason.

8. Indemnification.  Consultant shall defend, indemnify and hold harmless the Company and its Affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages (including exemplary and punitive damages), liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or relating to:

(a) Bodily injury, death of any person, or damage to real or tangible personal property resulting from acts or omissions of Consultant or Consultant’s employees or contractors; or
(b) Consultant’s breach of this Agreement.
9. Dispute Resolution.

(a) Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company or any of its Affiliates and Consultant (all of which are referred to herein as “Claims”), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief shall be resolved and decided solely by binding arbitration sitting in a location within fifty (50) miles of Fort Smith, Arkansas, pursuant to the Federal Arbitration Act (“FAA”)  in accordance with the American Arbitration Association’s Commercial Arbitration Rules then in effect; provided,  however, notwithstanding the foregoing, this Section 9 shall not be construed to limit the Company’s right to obtain equitable relief with respect to any matter, and, pending a final determination by the arbitrator with respect to any such application for equitable relief, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other court having jurisdiction, without being required to first arbitrate such matter or controversy.

(b) Each Party shall bear its own fees and expenses (including all legal fees and related expenses) associated with such arbitration. Any determination by the arbitrator shall be consistent with the provisions of this Agreement as set forth herein. The decision of the arbitrator shall be binding on the parties to the arbitration.  Judgment upon any award rendered in any such arbitration proceeding may be entered by any court having jurisdiction.

(c) This agreement to arbitrate shall be enforceable in either federal or state court having jurisdiction.  The enforcement of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the FAA.  In deciding the substance of any Claim, the arbitrator shall apply the substantive laws of the State of Arkansas; provided,  however, that the arbitrator shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Arkansas law, and the Parties hereby waive to the fullest extent permitted by law their right, if any, to recover treble, exemplary or punitive type damages in connection with any Claim.  The arbitration proceedings and the arbitrator’s award shall be and remain confidential.

10. Entire Agreement.  This Agreement, together with the Non-Compete Agreement set forth the entire agreement between the Parties with respect to its subject matter and merge and supersede all prior discussions, agreements and understandings of every kind and nature between any of them, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  This Agreement may not be changed or modified except by an agreement in writing, signed by the Parties.

11. Consultant’s Representations. By executing and delivering this Agreement, Consultant acknowledges the following:
(a) Consultant has carefully read this Agreement and has had sufficient time and at least 21 days to consider it;

(b) Consultant would not otherwise have been entitled to the consideration described in Sections 1 or 2 of this Agreement and the Company agreed to provide such consideration in return for his agreement to be bound by the terms of this Agreement;

(c) Consultant has received all leaves (paid and unpaid) to which Consultant was entitled through the date he executes this Agreement and, as of the date that Consultant executes this Agreement, Consultant as received all wages, bonuses, and other compensation, and been paid all sums, that Consultant is owed or has been owed by the Company (other than any payment, or portion thereof, that Consultant may be owed pursuant to Sections 1 or 2).

(d) Consultant represents and warrants that as of the date on which Consultant signs this Agreement, Consultant has not filed any claims, complaints, charges, or lawsuits against any Company Party with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Consultant signs this Agreement.  Consultant further represents and warrants that Consultant has made no assignment, sale, delivery, transfer or conveyance of any rights Consultant has asserted or may have against any Company Party with respect to any Released Claim.

(e) Consultant has been and hereby is advised in writing to discuss this Agreement with an attorney of Consultant’s choice and Consultant has had adequate opportunity to do so prior to executing this Agreement;

(f) Consultant fully understands the final and binding effect of this Agreement; the only promises made to Consultant to sign this Agreement are those stated herein; and Consultant is signing this Agreement knowingly, voluntarily and of Consultant’s own free will, and Consultant understands and agrees to each of the terms of this Agreement;

(g) Notwithstanding the initial effectiveness of this Agreement, Consultant may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Consultant executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Consultant and must be received by the Company, care of Michael R. Johns, VP-General Counsel & Corporate Secretary, P.O. Box 10048, Fort Smith AR, 72917-0048, mjohns@arcb.com, so that it is received by Mr. Johns before 11:59 p.m. Fort Smith, AR time, on the last day of the Release Revocation Period and no consideration shall be provided pursuant to Section 1 and this Agreement shall terminate immediately if this Agreement is revoked by Consultant in the foregoing manner;

(h) The only matters relied upon by Consultant and causing Consultant to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(i) No Company Party has provided any tax advice regarding this Agreement and Consultant has had the opportunity to receive sufficient tax advice from advisors of Consultant’s own choosing such that Consultant enters into this Agreement with full understanding of the tax implications thereof.

12. No Waiver.  The failure of any Party to enforce any of the terms, provisions or covenants herein shall not be construed as a waiver of the same or of the right of such Party to enforce the same.  Waiver by any Party of any breach or default by any other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

13. Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14. Notices.  Any notice given hereunder shall be in writing and shall be deemed to have been given: when delivered by messenger or courier service (with appropriate receipt), or on the second business day after being mailed by registered or certified mail (return receipt requested), addressed as follows:

If to Company:ArcBest Corporation

3801 Old Greenwood Road

P. O. Box 10048

Fort Smith, AR 72917-0048

Attn: Michael R. Johns, Vice President - General Counsel & Corporate Secretary

If to Consultant:J. Lavon Morton

[to the physical home address of the Consultant which is on file with the Company as of the effective date of this agreement]

or at such other address as shall be indicated to either Party in writing.  Notice of change of address shall be effective only upon receipt.

15. Third-Party Beneficiaries.  Consultant expressly acknowledges and agrees that each Company Party shall be a third-party beneficiary of Consultant’s covenants and obligations under this Agreement that reference a Company Party.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to conflicts of law principles.

17. Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of the Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise.  The Parties expressly acknowledge that the Company’s rights under this Agreement are assignable and that such rights shall be fully enforceable by any of the Company’s assignees or successors in interest.  Consultant’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Consultant without the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

18. Section 409A. The intent of the Parties is that any payments due under this Agreement are exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistently with such intent.  The Company and Consultant shall take commercially reasonable efforts to reform or amend any provision hereof to the extent it is reasonably determined that such provision would or could reasonably be expected to cause Consultant to incur any additional tax or interest under Section 409A to try to comply with the requirements of Section 409A through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with such requirements; provided, that any such modification shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Company and Consultant of the applicable provision without violating the provisions of Section 409A.  Notwithstanding the foregoing provisions of this Section 18,  Consultant is responsible for any and all taxes (including any taxes imposed under Section 409A) associated with any payments under this Agreement.  For purposes of Section 409A, each payment or amount due under this Agreement shall be considered a separate payment.

19. Headings and Construction.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.